EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Date: November 9, 2026

For Further Information Contact:
Donald E. Gibson
President and Chief Executive Officer
(518) 943-2600
donaldg@bankofgreene.com

GREENE COUNTY BANCORP, INC. ANNOUNCES NAME CHANGE TO GREENE BANCORP, INC.

Catskill, NY – November 9, 2026. Greene County Bancorp, Inc. (Nasdaq: GCBC) (the “Company”) today announced that its stockholders approved an amendment to the Company’s Charter changing the Company’s legal name to Greene Bancorp, Inc. at the Annual Meeting of Stockholders held on November 7, 2026. The Company has also received approval from its primary regulator, the Federal Reserve Bank of Philadelphia.

The name change, with the removal of “County” from Greene County Bancorp, Inc., aligns the planned updates to the names of its affiliated organizations and further demonstrates the company’s growth and commitment to the new and existing communities it serves.

Nasdaq has advised the Company that its market systems will begin reflecting the new issuer name, Greene Bancorp, Inc., at the start of trading on Tuesday, November 10, 2026. The Company's common stock will continue to trade on the Nasdaq Capital Market under the ticker symbol GCBC without interruption. CUSIP Global Services has confirmed that the CUSIP number for the Company's common stock will remain 394357107.

The name change does not create a new legal entity and does not affect the Company's ownership, management, operations, financial condition, shareholder rights or banking subsidiaries. Shareholders do not need to exchange existing stock certificates or take any other action. Existing certificates and book-entry positions remain valid.

"Our new name, Greene Bancorp, Inc., better reflects the organization we are today and aligns our holding company name with the Bank of Greene brand," said Donald E. Gibson, President and Chief Executive Officer. "While our name is changing, our commitment to community banking and to the customers, shareholders, employees and communities we serve remains the same."

The Company also amended its Bylaws solely to conform references to the new legal name. The Company filed a Current Report on Form 8-K with the Securities and Exchange Commission on November 9, 2026, describing the name change and including the amended Company Charter and Bylaws. Future SEC filings and Company communications will use Greene Bancorp, Inc.

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Greene Bancorp, Inc. is the holding company for Bank of Greene, and its subsidiary Greene County Commercial Bank. The Company is the leading provider of community-based banking services throughout the Hudson Valley and Capital Region of New York State. Its customers include individuals, businesses, municipalities and other institutions. Greene Bancorp, Inc. (GCBC) is publicly traded on the Nasdaq Capital Market and is dedicated to promoting economic development and a high quality of life in the communities it serves. For more information on Greene Bancorp, Inc., visit www.bankofgreene.com.

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